Exhibit 99.1

Paycom Appoints Duques, Watts to Board of Directors

OKLAHOMA CITY—(BUSINESS WIRE)— Paycom Software, Inc. (NYSE:PAYC), a leading provider of comprehensive, cloud-based human capital management software, today announced that Henry “Ric” Duques and J.C. Watts, Jr. have been appointed to Paycom’s board of directors.

Duques is the former chairman and CEO of First Data Corporation. He previously served on the boards of directors of several public companies, including Unisys Corporation, SunGard Corp. and CheckFree Corporation. Duques brings substantial experience in the payroll and HR field, having served as the group president of financial services at Automatic Data Processing, Inc. Duques earned his bachelor’s degree in business administration and M.B.A. from The George Washington University.

Watts, who served in the U.S. House of Representatives for eight years, is the president and chief executive officer of Watts Partners, a boutique corporate and government affairs consulting firm he co-founded in 2003. During his time in Congress, Watts was a member of the Financial Services, Armed Services and Transportation and Infrastructure committees. Watts currently serves on the board of directors of Dillard’s, Inc., and previously served on the boards of directors of several other public companies, including CSX Corporation and ITC Holdings Corp. Watts earned his bachelor’s degree from the University of Oklahoma, where he was the Sooners’ starting quarterback.

“We are pleased to add executives of the caliber of Ric and J.C. to our board,” said Paycom’s president and CEO, Chad Richison. “They are both established, well-respected leaders and I look forward to working with them.”

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment life cycle, from recruitment to retirement. Paycom has the ability to serve businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom has sales offices across the country and serves clients in all 50 states.

Paycom Software, Inc.

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